Exhibit 99.1

KKR and GIP Complete Acquisition of CyrusOne

DALLAS – March 25, 2022 – CyrusOne Inc. (NASDAQ: CONE) (the “Company” or “CyrusOne”) today announced the completion of its acquisition by funds managed by KKR, a leading global investment firm, and Global Infrastructure Partners (“GIP”), one of the world’s leading infrastructure investors, in an all-cash transaction valued at approximately $15 billion, including the assumption of debt (the “Transaction”). The Company also announced, effective today, that trading of its shares of common stock has been suspended on the NASDAQ Global Select Market (“Nasdaq”), and that CyrusOne has requested that its common stock be delisted from Nasdaq.

“Closing this transaction begins an exciting new chapter for CyrusOne as we continue our global expansion with the benefit of significant resources and expertise that KKR and GIP are able to provide to the Company and its customers,” said Dave Ferdman, Co-Founder and President and Chief Executive Officer of CyrusOne. “We are very well positioned to capitalize on the acceleration in growth opportunities driven by strong underlying secular demand trends and create substantial value for all of our stakeholders.”

“We see significant opportunity ahead for CyrusOne to build on its market leading position and impressive track record of delivering state of the art data center solutions around the globe, at a time when the world is increasingly dependent on them, at a rapid pace,” said Waldemar Szlezak, Partner at KKR. “We look forward to leveraging our global experience investing behind digital infrastructure to, together with GIP, support CyrusOne’s continued growth, and are excited to get started.”

Will Brilliant, Partner at GIP, added “Secular growth in data consumption globally has created tremendous opportunity for skilled data center developers and operators to provide critical infrastructure for their customers, including the world’s leading technology companies. GIP is excited to partner with CyrusOne’s management team and KKR, bringing our experience and deep resources as a leading infrastructure investor and operator to support CyrusOne’s differentiated global platform, which is well-positioned to continue its strong momentum and to unlock significant additional potential under its new sponsorship.”

Morgan Stanley & Co. LLC and DH Capital, LLC acted as financial advisors to CyrusOne, and Cravath, Swaine & Moore LLP, Venable LLP and Eversheds Sutherland (International) LLP acted as its legal counsel.

Goldman Sachs & Co., Barclays, Wells Fargo Securities, LLC, Citigroup and J.P. Morgan acted as financial advisors to KKR and GIP, with KKR Capital Markets leading the structuring on the financing. Kirkland & Ellis LLP and Dentons (UK & Europe) acted as legal counsel to the acquiring consortium and KKR, and Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to GIP.

CyrusOne also announced that in connection with the completion of the Transaction, it has notified the Nasdaq Stock Market LLC of its intention to voluntarily delist its 1.450% Senior Notes due 2027 (the “Notes”), as well as to deregister the Notes from registration with the Securities and Exchange Commission.

About CyrusOne

CyrusOne (NASDAQ: CONE) is a premier global REIT specializing in design, construction and operation of more than 50 high-performance data centers worldwide. The Company provides mission-critical facilities that ensure the continued operation of IT infrastructure for approximately 1,000 customers, including approximately 200 Fortune 1000 companies.

A leader in hybrid-cloud and multi-cloud deployments, CyrusOne offers colocation, hyperscale, and build-to-suit environments that help customers enhance the strategic connection of their essential data infrastructure and support achievement of sustainability goals. CyrusOne data centers offer world-class flexibility, enabling clients to modernize, simplify, and rapidly respond to changing demand. Combining exceptional financial strength with a broad global footprint, CyrusOne provides customers with long-term stability and strategic advantage at scale.

About KKR

KKR is a leading global investment firm that offers alternative asset management as well as capital markets and insurance solutions. KKR aims to generate attractive investment returns by following a patient and disciplined investment approach, employing world-class people, and supporting growth in its portfolio companies and communities. KKR sponsors investment funds that invest in private equity, credit and real assets and has strategic partners that manage hedge funds. KKR’s insurance subsidiaries offer retirement, life and reinsurance products under the management of Global Atlantic Financial Group. References to KKR’s investments may include the activities of its sponsored funds and insurance subsidiaries. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

About Global Infrastructure Partners

Established in 2006, Global Infrastructure Partners (GIP) is a leading independent infrastructure fund manager that makes equity and debt investments in infrastructure assets and businesses. GIP targets investments in the energy, transport, digital infrastructure, and water/waste sectors in both OECD and select emerging market countries.  Headquartered in New York, GIP operates out of 10 offices: New York, London, Stamford (Connecticut), Sydney, Melbourne, Brisbane, Mumbai, Delhi, Singapore and Hong Kong. GIP manages over US $81 billion for its investors. GIP’s funds currently own 48 portfolio companies which have combined annual revenues of c. US $40 billion and employ in excess of 63,000 people. Further information can be found on GIP’s website at www.global-infra.com.

Investor Relations

Michael Schafer
Senior Vice President, Finance
972-350-0060
investorrelations@cyrusone.com

For KKR:

Cara Major

(212) 750-8300

media@kkr.com

For Global Infrastructure Partners:

+1 646-282-1545

mediainquiries@global-infra.com